Exhibit n(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 29, 2020 with respect to the financial statements and financial highlights of Versus Capital Multi-Manager Real Estate Income Fund LLC for the year ended March 31, 2020, which are incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Financial Statements”.

/s/ Grant Thornton LLP

Chicago, Illinois
July 27, 2020